Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Imunon, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, par value $0.01 per share (“Common Stock”)	Other(2)	22,027,780	$0.48	$10,573,334.40	0.00015310	$1,618.78
	Total Offering Amount					$10,573,334.40		$1,618.78
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1,618.78

(1)	Represents an aggregate of 22,027,780 shares of Common Stock, which includes 19,250,001 shares of Common Stock that may be issued upon the exercise of warrants, held by the selling securityholders named in the prospectus that forms a part of this registration statement (this “Registration Statement”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers (i) such additional number of shares of Common Stock issuable upon stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events or (ii) such reduced number of shares of Common Stock in respect of any reverse stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, in each case with respect to the shares of Common Stock being registered pursuant to this Registration Statement.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and calculated based upon the average of the high and low prices of the Common Stock on The Nasdaq Stock Market LLC on May 22, 2025, which date is within five business days prior to the filing of this Registration Statement.